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                                                                  Exhibit 16(a)

                  PACIFIC GLOBAL INVESTMENT MANAGEMENT COMPANY

                           CODE OF ETHICS AND CONDUCT

                     AS REVISED EFFECTIVE: NOVEMBER 1, 2004

       As a investment adviser, Pacific Global Investment Management Company ("PGIM") is a fiduciary. As such it owes its clients the highest duty of diligence and loyalty. Accordingly, one of the fundamental policies of PGIM is to avoid any conflict of interest or even the appearance of such a conflict in connection with the performance of investment advisory and portfolio management services for its clients. In addition, Rule 17j-1 under the Investment Company Act of 1940 ("1940 Act") requires investment companies, as well as their investment advisers and principal underwriters, to adopt written codes of ethics containing provisions reasonably necessary to prevent "access persons" from engaging in any act, practice, or course of business prohibited under the anti-fraud provisions of Rule 17j-1(b). Rule 204A-1 under the Investment Advisers Act of 1940 requires investment advisers to adopt a code of ethics which, among other things, requires personnel to report their personal securities transactions. Accordingly, in furtherance of such fundamental policy and applicable regulatory requirements, PGIM has adopted this Code of Ethics and Conduct ("Code"), which applies to each Employee of PGIM.

       Please carefully read the policies and procedures detailed below. When you believe that you sufficiently understand them, sign, date, and return one copy of this memorandum to our Compliance Officer, and keep the other copy for your reference. Employees should consult with PGIM's Compliance Officer regarding any questions about these items and other issues relating to PGIM's fiduciary obligations to its clients.

       Please also note that the Insider Trading and Securities Fraud Enforcement Act of 1988 and Section 204A of the Investment Advisers Act of 1940 ("Advisers Act") require every investment adviser to establish, maintain, and enforce policies and procedures to detect and prevent the misuse of material, non-public information. In response to those requirements, PGIM has developed Policies and Procedures Concerning the Misuse of Material Non-Public Information ("Policies ad Procedures"). Please refer to those Policies and Procedures as appropriate.

I.     DEFINITIONS

       A. ACCESS PERSONS. The term "Access Person" means any officer, director, or Advisory Employee of PGIM.

       B. ADVISORY EMPLOYEE. The term "Advisory Employee" means any employee of PGIM (or any employee of a company in a control relationship with PGIM), (a) who, in connection with his(1) regular functions or duties, makes, participates in, or obtains nonpublic information regarding the purchase or sale of a Covered Security by or on behalf of the Fund, (b) who has access to nonpublic information regarding the portfolio holdings of any Covered Fund, or (c) whose functions relate to the making of any

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(1)    The use of the masculine pronoun is for convenience of reference only and is intended to include the feminine in all cases, unless the context requires otherwise.

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recommendations with respect to such purchases or sales or who has access to such recommendations that are nonpublic. If any individual in a control relationship with PGIM obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund, that person would be treated as an "Advisory Employee" for purposes of this Code.

       C. AUTOMATIC INVESTMENT PLAN. An "Automatic Investment Plan" is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a determined schedule and allocation. An "Automatic Investment Plan" includes a dividend reinvestment plan.

       D. BENEFICIAL OWNERSHIP. "Beneficial Ownership" has the same meaning as would be used in determining whether an Employee is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial interest will apply to all securities that an Employee has or acquires. "Beneficial Ownership" includes accounts of a spouse, minor children who reside in an Employee's home and any other relatives (parents, adult children, brothers, sisters, etc.) whose investments the Employee directs or controls, whether the person lives with him or not, as well as accounts of another person (individual, corporation, trust, custodian, or other entity) if, by reason of any contract, understanding, relationship, agreement or other arrangement, the Employee obtains or may obtain therefrom benefits substantially equivalent to those of ownership. A person does not derive a beneficial interest by virtue of serving as a trustee or executor unless he or a member of his immediate family has a vested interest in the income or corpus of the trust or estate. A copy of a Release issued by the Securities and Exchange Commission on the meaning of the term "beneficial ownership" is available upon request, and should be studied carefully by any Employee concerned with this definition before preparing any report required hereunder.

       E. BEING CONSIDERED FOR PURCHASE OR SALE. A security is "Being Considered for Purchase or Sale" when a recommendation to purchase or sell such security has been made and communicated by an Employee, in the course of his duties and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

       F. CONTROL. The term "Control" has the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

       G.     COVERED FUND. The term "Covered Fund" means:

              1.     any fund for which PGIM serves as an investment adviser; or

              2. any fund whose investment adviser or principal underwriter controls PGIM, is controlled by PGIM, or is under common control with PGIM. For purposes of this section, CONTROL has the same meaning as it does in section 2(a)(9) of the 1940 Act (15 U.S.C. Section 80a-2(a)(9));

              except that it does not include shares issued by money market funds.

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       H.     COVERED SECURITY. The term "Covered Security" has the same meaning as the term "security" as set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies, direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements, shares issued by money market funds, and shares issued by unit investment trusts that are invested exclusively in shares of one or more open-end funds, none of which are Covered Funds. For these purposes, "high quality short-term debt instruments" means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

       I. DISINTERESTED DIRECTOR. The term "Disinterested Director" means a director of the Fund who is not an "interested person" of the Fund, PGIM or the Distributor within the meaning of Section 2(a)(19) of the 1940 Act.

       J. EMPLOYEE. The term "Employee" means any "Access Person", as well as all other employees of PGIM.

       K. FEDERAL SECURITIES LAWS. The term "Federal Securities Laws" means the Securities Act of 1933 (15 U.S.C. 77a-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a-- mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116
Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), Title V of the Gramm-Leach-Bliley Act (Pub. L. No. 106-102, 113 Stat. 1338 (1999), any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311-- 5314; 5316-- 5332) as it applies to registered investment companies and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

       L. FUND. The term "Fund" means Pacific Global Fund, Inc., dba Pacific Advisors Fund Inc., and its several series.

       M. INITIAL PUBLIC OFFERING. The term "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

       N. LIMITED OFFERING. The term "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to
Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

       O. SECURITY HELD OR TO BE ACQUIRED. The phrase "Security Held or to be Acquired" by the Fund means:

              1.     any Covered Security which, within the most recent fifteen
              (15) calendar days:

                     a.     is or has been held by the Fund; or

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                     b.     is being or has been considered by the Fund or PGIM,
                            for purchase by the Fund; and

              2. any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph II.H. above.

II.    RULE 17j-1 -- GENERAL ANTI-FRAUD PROVISIONS.

       Rule 17j-1 under the 1940 Act provides that it is unlawful for any affiliated person of a registered investment company, or any affiliated person of such company's investment adviser or principal underwriter, in connection with any purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by such investment company, to engage in any of the following acts, practices or courses of business:

       A. employ any device, scheme, or artifice to defraud such investment company;

       B. make to such investment company any untrue statement of a material fact or omit to state to such investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

       C. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such investment company; and

       D. engage in any manipulative practice with respect to such investment company.

III.   CONFLICTS OF INTEREST-PERSONAL INVESTMENTS

       A. GENERAL. PGIM believes that every Employee should have reasonable freedom with respect to their investment activities and those of their families. At the same time, conflicts of interest could arise between PGIM's clients and the personal investment activities of PGIM or its Employees.

              PGIM's fundamental policy is to avoid conflicts of interest or even the appearance of such conflicts whenever possible. However, if a conflict were to unavoidably occur, it is also PGIM's policy to resolve such conflict in favor of the client. Even in instances in which there is an identity of interest among a PGIM client, PGIM and its Employees, an Employee must recognize that the PGIM client has priority in its right to benefit from PGIM's investment advice over any rights of PGIM, the Employee, or any non-client members of the Employee's family whom he or she may advise. This condition inevitably places some restriction on freedom of investment for Employees and their families.

              This Code does not attempt to describe all possible conflicts of interest, but rather, attempts to establish general principles and to highlight possible problem areas. Employees should be conscious that areas other than personal securities

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transactions may involve conflicts of interest. For example, one such area would be accepting gifts or favors from persons such as brokers since such gifts or favors could impair the Employee's objectivity. Thus, the requirements set forth below are not intended to cover all situations that may involve a possible conflict of interest. Rather they are intended (i) to provide a framework for understanding such conflicts and (ii) to provide a mechanism for monitoring and reporting personal securities transactions. If there is any doubt about a matter, the Compliance Officer should be consulted BEFORE any action regarding such matter is taken.

       B.     PROHIBITED PERSONAL TRADING.

              1. IMPROPER USE OF INFORMATION. No Employee may use their knowledge concerning PGIM's advisory clients' securities transactions or securities portfolios for trading in their personal account, any account in which he or she has a Beneficial Ownership interest, or in any account controlled by or under the influence of such Employee.

              2. PURCHASE AND SALES. No Employee may purchase or sell, directly or indirectly, any security in which he has, or by reason of the transaction acquires, any direct or indirect Beneficial Ownership without obtaining prior clearance as described in Section III.C. of this Code, proved that this prohibition shall not apply to transactions that:

              a.     are exempt under Section III.E. of this Code; or

              b.     do not involve a Covered Security.

       C.     PRIOR CLEARANCE

              1. GENERAL REQUIREMENT. Every Employee shall obtain prior clearance from the Compliance Officer before directly or indirectly initiating, recommending, or in any other way participating in the purchase or sale of a Covered Security, or directly or indirectly acquiring any security made available in an Initial Public Offering or in a Limited Offering, in which the Employee has, or by reason of the transaction may acquire, any direct or indirect beneficial interest. When requesting prior clearance, each Employee should be aware that:

              a. all requests for prior clearance must be memorialized in writing on the standard Personal Request and Trading Authorization Form ("Authorization Form") (SEE attached sample of the form).

              b. prior clearance of a securities transaction is effective for three (3) business days from and including the date clearance is granted.

Requests by Employees for prior clearance of personal securities transactions must be made to the Compliance Officer, who will be responsible for reviewing and processing all such requests. Employees must memorialize the request on the Authorization Form and submit the Authorization Form to the Compliance Officer no later than five (5) business days from and including the date clearance is requested. The Compliance Officer shall record his or her decision and his or her reasons on the Authorization

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Form, and provide a copy of the completed Form to the Employee. The requesting
Employee should retain a copy of the Authorization Form for their recordkeeping purposes.

Prior clearance of a securities transaction is effective for three (3) business days from and including the date clearance is granted.

              2.     BASES FOR DENIAL OF PRIOR CLEARANCE. Except as provided in
Section III.E.3. below, the Compliance Officer shall deny a request for prior clearance if he determines that the security at issue is a Covered Security or is being made available in an Initial Public Offering or Limited Offering and:

              a.     is being considered for Purchase or Sale by the Fund;

              b. has been purchased or sold by the Fund within the prior two business days;

              c. is being purchased or sold on behalf of the Fund. In this instance, "sold" includes an order to sell that has been entered but not executed; or

              d. the granting of prior clearance would, in the judgment of the Compliance Officer, be inconsistent with the purposes of this Code. If a prior clearance request is denied under this Section III.E.2.d, the Compliance Officer shall explain in writing the reasons therefor.

              3. BASES FOR GRANTING OF PRIOR CLEARANCE. The Compliance Officer shall grant a request for prior clearance if he determines that the transaction at issue:

              a.     is not potentially harmful to the Fund;

              b. would be very unlikely to affect the market in which the Fund's portfolio securities are traded; or

              c. clearly is not related economically to the securities to be purchased, sold, or held by the Fund,

AND the decision to purchase or sell the security is not the result of material non-public information obtained in the course of the Employee's relationship with PGIM. The Compliance Officer shall document the reasons for granting any request involving securities otherwise covered by Section III.C.2.a., b., or c. above.

       D.     HOLDING PERIOD.

              1. GENERAL REQUIREMENTS. All Employees shall hold any investments they make in Covered Funds for a minimum of 30 calendar days. The holding period shall apply on a last-in first-out basis.

              2. EXCEPTIONS. The Compliance Officer may grant exceptions to the 30-day holding period in III.D.1. as a result of death, disability or other special

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circumstances (such as Automatic Investment Plans and periodic rebalancing), all as determined from time to time by the Compliance Officer. An Employee may make a written request for an exception to the holding period required by Section III.D.1. Any such request granted by the Compliance Officer shall be reported to the independent directors of the Covered Funds with such frequency as such directors request. The Compliance Officer shall document in a written record his determination as to each such request, including the reasons for granting any such request. To the extent any Employee is granted an exception to the holding period pursuant to Section III.D.1., PGIM shall take all actions necessary to permit the application by the Covered Funds of any applicable redemption fee.

       E. EXEMPT TRANSACTIONS. The prohibitions of Section III.C.2. above, the holding requirements of Section III.D.1. above, and the preclearance procedures described in Section III.C.3. above do not apply to the following transactions:

              1. purchases or sales effected in any account over which an Employee has no direct or indirect influence or control or in any account of the Employee which is managed on a discretionary basis by a person other than the Employee and, with respect to which the Employee does not in fact influence or control purchase or sale transactions;

              2. purchases or sales which are non-volitional on the part of the Employee;

              3. purchases which are part of an automatic dividend reinvestment plan;

              4. purchases effected upon the exercise of rights issued pro rata to all holders of a class of securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

              5. purchases of sales of securities which are not eligible for purchase or sale by any client.

       F. SPECIFIC RULES. The following rules govern Employee investment activities for the Employee's personal account or for accounts in which the Employee has any direct or indirect Beneficial Ownership interest. These rules are in addition to those noted in III.B. above.

              1. NEW ISSUES. An Employee may not purchase any securities available in an initial public offering ("IPO") of common stock or convertible securities unless he or she obtains the prior written approval of the Compliance Officer and:

                     a. the purchase is made through the Employee's regular broker;

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                     b.     the number of shares is commensurate with the normal
                            size and activity of such Employee's account; and

                     c. no orders for the purchase of such securities have been entered by PGIM for ANY client account.

              2. PRIVATE PLACEMENTS. No Employee may purchase a security that is the subject of a private offering unless prior written approval by the Compliance Officer been obtained.

              3. SHORT SALES. No Employee may sell a security short that is owned by any PGIM client, except "short sales against the box" for tax purposes.

              4. DEALING WITH CLIENTS. No Employee may directly or indirectly sell to or purchase from a client any security, except purchases and sales with respect to the Fund.

              5. CLIENT OWNERSHIP. No Employee may purchase a security of a company with respect to which 5% or more of its outstanding stock is owned, in the aggregate, by PGIM clients, unless prior written approval of the PGIM trading desk is obtained.

              6. DAY TRADING. No day trading (I.E., the purchase and sale of securities on a short term basis, such as one to five days) by Employees is permitted, without written approval of the Compliance Officer.

              7. COMMISSIONS. Commissions on personal transactions may be negotiated by the Employee, but payment of a commission rate which is better than the rate available to PGIM clients through similar negotiation is prohibited.

              8. OPTIONS AND FUTURES. The purchase, sale, and utilization of options and futures contracts on specific securities by the Employee are subject to the same restrictions as those set forth in this Code with respect to securities, I.E., the option or futures contract should be treated as if it were the security for these purposes.

IV.    GENERAL STANDARDS

       A. WRITTEN RECORD OF SECURITIES RECOMMENDATIONS. Every recommendation for the purchase or sale of securities for clients, excluding recommendations to increase or decrease existing securities positions, must be memorialized in writing either prior to or immediately after the recommendation is made. A standard Security Trading Advice form for purchase or sale orders must be used for this purpose and should be provided to or otherwise made available to the PGIM trading desk.

       B. USE OF SECURITIES RECOMMENDATIONS. Any investment ideas developed by an Employee in the course of their work for PGIM will be made available for use by PGIM's clients PRIOR to any personal trading or investment by any Employee based on such ideas. SEE ALSO the prohibitions against self-dealing and front-running described in Sections IV.E. and F. below.

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       C.     GIFTS, FAVORS, AND GRATUITIES. No Employee should seek from a broker-dealer, securities salesperson, approved company (I.E., a company the securities of which are held by a PGIM client), supplier, client or other person or option with whom PGIM has a business relationship any gift, favor, gratuity, or preferential treatment that is or may appear to be connected with any present or future business dealings between PGIM and that person or organization or which may create or appear to create a conflict of interest. As one consequence, no Employee may purchase New Issues in primary or secondary distributions, unless prior written approval is obtained and certain other requirements are met, as described above in Section III. C.1. No gifts may be accepted, other than those offered as a courtesy. All gifts, favors, or gratuities with a fair market value in excess of $100 should be reported and described on the Quarterly Securities Transaction Report ("Quarterly Report") and will be reviewed by PGIM's Compliance Officer; gifts with a value of less than $100 need only be reported. After such review, a determination will be made whether such gifts, favors or gratuities should be returned. In addition, discretion should be used in accepting invitations for dinners, evening entertainment, sporting events or theater. While in certain circumstances it may be appropriate to accept such invitations, all invitations whose value exceeds $100 should also be reported to our Compliance Officer on the Quarterly Report. Any invitations from any person or option involving free travel for more than one day must receive prior approval from our Compliance Officer. No Employee should offer any gifts, favors or gratuities that could be viewed as influencing decision-making or otherwise could be considered as creating a conflict of interest on the part of their recipient.

       D. INSIDE INFORMATION. No Employee may seek any benefit for himself, a client, or anyone else from material, non-public information about issuers, whether or not held in the portfolios of our clients or suitable for inclusion in their portfolios, or about our clients' securities portfolios. Any Employee who believes he or she is in possession of such information must contact our Compliance Officer IMMEDIATELY. This prohibition should not preclude an Employee from contacting officers and employees of issuers or other investment professionals in seeking information about issuers that is publicly available. Please remember, in this regard, to review PGIM's Policies and Procedures.

       E. FAIR DEALING VS. SELF-DEALING. An Employee shall act in a manner consistent with the obligation to deal fairly with all clients when taking investment action. Self-dealing for personal benefit or the benefit of PGIM, at the expense of clients, will not be tolerated. The receipt of "special favors" from a stock promoter, such as participation in a private placement or New Issue, as an inducement to purchase other securities for PGIM clients is not permitted. The existence of any substantial economic relationship between a proposed personal securities transaction and any securities held or to be acquired by PGIM or PGIM clients must be disclosed on the Authorization Form.

       F. FRONT-RUNNING. An Employee shall not engage in "front-running" an order or recommendation, even if the Employee is not handling either the order or the recommendation and even if the order or recommendation is for someone other than a client of PGIM. Front-running consists of executing a transaction in the same or underlying securities, options, rights, warrants, convertible securities or other related securities, in advance of block or large transactions of a similar nature likely to affect the

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value of the securities, based on the knowledge of the forthcoming transaction or recommendation.

       G. SERVICE AS A DIRECTOR. No Employee shall serve on the board of a publicly traded company without prior authorization. Any such authorization shall be supported by a determination that such service is consistent with the interests of the Fund and the Fund's shareholders.

       H. CONFIDENTIALITY. Information relating to any client's portfolio or activities is strictly confidential and should not be discussed with anyone outside PGIM. In addition, from the time that an Employee anticipates making a recommendation to purchase or sell a security, through the time that ALL transactions for clients based on that recommendation have been consummated, the "subject and content" of the recommendation may be considered to constitute "inside information." Accordingly, Employees must maintain the utmost confidentiality with respect to their recommendations during this period and may not discuss a contemplated recommendation with anyone outside of PGIM. In this regard, please also see PGIM's Policies and Procedures.

       Any written or oral disclosure of information concerning PGIM, PGIM's clients, or particular purchase or sale transactions for client accounts should be made only by persons who are specifically authorized to release that information, after consultation with PGIM's President and company counsel, where appropriate. Please note that this prohibition is NOT intended to inhibit exchanges of information among PGIM Employees.

V.     COMPLIANCE WITH FEDERAL SECURITIES LAWS

       Each Employee is required to comply with all applicable Federal Securities Laws. PGIM and Pacific Advisors Fund, Inc. have adopted compliance programs consisting of policies and procedures designed to prevent violations of Federal Securities Laws. Employees should refer to those policies and procedures for issues not expressly covered in this Code of Ethics.

VI.    REPORTS OF PERSONAL INVESTMENTS BY EMPLOYEES

       A. CONTENT AND TIMING OF EMPLOYEE REPORTS. Every Employee shall make the following reports to the Compliance Officer:

              1. INITIAL HOLDINGS REPORT. No later than ten (10) days after becoming an Employee, such Employee shall report the following information, which shall be current as of a date not more than forty-five (45) days prior to the date such Employee becomes an Employee:

                     a. the title and type of security, exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security or Covered Fund in which the Employee had any direct or indirect Beneficial Ownership when the person became an Employee;

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                     b.     the name of any broker, dealer or bank with whom the
                            Employee maintained an account in which ANY securities were held for the direct or indirect benefit of the Employee as of the date the person became an Employee; and

                     c. the date that the report is submitted by the Employee.

Every person who is an Employee as of December 31, 2004 must submit an Initial Holdings Report by January 31, 2005, which shall be current as of December 31, 2004.

              2. QUARTERLY TRANSACTION REPORTS. No later than thirty (30) days after the end of a calendar quarter, the Employee shall report the following information:

                     a. With respect to any transaction during the quarter in a Covered Security or Covered Fund in which the Employee had any direct or indirect Beneficial Ownership or which the Employee manages (for example, as trustee) or to whom the Employee gives investment or voting advice:

                            i. the date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each Covered Security and Covered Fund involved;

                            ii.    the nature of the transaction (I.E.,
                                   purchase, sale or any other type of
                                   acquisition or disposition);

                            iii.   the price at which the transaction was
                                   effected;

                            iv. the name of the broker, dealer, or bank with or through whom the transaction was effected; and

                            v. the date that the report is submitted by the Employee.

                     b. With respect to any account established by the Employee in which ANY securities were held during the quarter for the direct or indirect benefit of the Employee:

                            i. the name of the broker, dealer or bank with whom the Employee established the Account;

                            ii.    the date the account was established; and

                            iii. the date that the report was submitted by the Employee.

                     c. In filing Quarterly Transaction Reports for such accounts please note:

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                            i.     Employees must file a report every quarter
                                   whether or not there were any reportable transactions for such accounts. However, no Quarterly Transactions Report is required to be filed if confirmations and account statements containing all of the necessary information are provided to the compliance officer within thirty days of the end of the calendar quarter.

                            ii. All reportable transactions should be listed, if possible, on a single form. If necessary, because of the number of transactions, please attach a second form and mark it "continuation." For every security listed on the Quarterly Transaction Report, the information called for must be completed by all Employees.

                            iii. Quarterly Reports must show (i) the date of the transaction, the name of the issuer, and the number of shares or principal amount of the security involved; (ii) the nature of the transaction (I.E., purchase, sale or other acquisition or disposition, including gifts, the rounding out of fractional shares, exercises of conversion rights and exercises or sales of subscription rights); (iii) the price at which the transaction was effected; and (iv) the name of the broker, dealer or bank with or through whom the transaction was effected.

                            iv. Quarterly Transactions Reports on family and other accounts in which an Employee has any direct or indirect Beneficial Ownership, and which are fee paying clients of PGIM, need merely list the PGIM account number. Securities transactions for such accounts need not be separately itemized.

              3. ANNUAL HOLDING REPORTS. No later than forty-five (45) days after the end of every calendar year, the Employee shall report the following information (which information must be current as of December 31 of the calendar year for which the report is being submitted):

                     i. the title and type of security, exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security or Covered Fund in which the Employee has any direct or indirect Beneficial Ownership;

                     ii. the name of any broker, dealer or bank with whom the Employee maintains an account in which ANY securities are held for the direct or indirect benefit of the Employee; and

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                     iii.   the date that the report is being submitted by the
                            Employee.

              4. CONFLICT OF INTEREST REPORTS. Every Employee shall immediately report in writing to the Compliance Officer any factors of which he or she is aware that would be relevant to a conflict of interest analysis, including the existence of any substantial economic relationship between the Employee's transactions and securities held or to be acquired by clients. These factors may include, for example, officerships or directorships with companies or beneficial ownership of more than 2 of 1% of the total outstanding shares of any company whose shares are publicly traded or that may be made available in an Initial Public Offering or Limited Offering in the foreseeable future.

       B. NO HOLDINGS OR TRANSACTIONS TO REPORT. If an Employee has no holdings to report on either an Initial Holdings Report or any Annual Holdings Report nor transactions to report on any Quarterly Transaction Report, that Employee shall nevertheless submit the appropriate Report stating that the Employee had no holdings or transactions (as appropriate) to report and the date the report is submitted by the Employee.

       C. COPIES OF CONFIRMATIONS AND PERIOD ACCOUNT STATEMENTS. Each Employee shall direct every broker or dealer through whom the Employee effects ANY securities transactions to deliver to the Compliance Officer, on a timely basis, duplicate copies of confirmations of all Employee securities transactions and copies of periodic statements for all Employee securities accounts. Employees shall effect transactions in Covered Funds solely through accounts at Pacific Global Fund Distributors.

       D.     EXCEPTIONS FROM REPORTING REQUIREMENTS.

              1. A person need not make a report under this Section V. with respect to transactions for, and Covered Securities or Covered Funds held in, any account over which the person has no direct or indirect influence or control.

              2. An Employee need not make a Quarterly Transaction Report under Section V.A.2. if the confirmations or periodic account statements delivered to the Compliance Officer under Section V.C. are received within the time period required by Section V.A.2., provided that all information required by Section V.A.2. is contained in such confirmations or account statements.

              3. An Employee need not make a Quarterly Transaction Report with respect to the "exempt transactions" described in
                     Section III.C., except to the extent required by Section
                     V.B.

              4. An Employee need not make a Quarterly Transaction Report under Section V.A.2. with respect to transactions effected pursuant to an Automatic Investment Plan.

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       E.     REVIEW OF REPORTS. The Compliance Officer shall review all reports submitted pursuant to Section V for the purpose of detecting and preventing a potential or actual violation of this Code.

              1. The Compliance Officer shall review an Initial Holdings Report within fifteen (15) days of the date such Report is submitted by an Employee.

              2. The Compliance Officer shall review all Quarterly Transaction Reports and all Annual Holding Reports within thirty (30) days of the date such a Report is submitted by an Employee.

              3. The Compliance Officer shall review all Conflict of Interest Reports promptly after receipt of such a Report.

              4. The Compliance Officer shall obtain from PGFD a daily report on Employee transactions in Covered Funds and shall review such reports promptly after receipt.

              5. The Compliance Officer shall maintain a record of each report reviewed and the date such review was completed. Such record shall indicate whether the Compliance Officer's review detected a potential or actual violation of this Code. If the Compliance Officer detects a potential or actual material violation of this Code, the Compliance Officer shall promptly inform PGIM's President.

              6. The Compliance Officer promptly after furnishing such written notification of a potential or actual material violation of this Code, shall take those measures the Compliance Officer deems necessary and appropriate to remedy such violation, including, but not limited to, requiring the Employee to divest any inappropriate securities holdings and recommending sanctions to the Board.

7. The Compliance Officer shall take such other actions and measures as he deems necessary and appropriate to carry out his duties with respect to the review of reports required under this Code.

       F. NOTIFICATION OF REPORTING OBLIGATION. The Compliance Officer shall identify all Employees who are required to make reports under Section V. and shall inform those Employees of their reporting obligation. Once informed of the duty to file reports, an Employee has a continuing obligation to file such reports in a timely manner.

       G. ANNUAL CERTIFICATION OF COMPLIANCE. At the time of submission of Annual Holding Reports, all Employees must certify that they have read, understand and are subject to this Code, and have complied at all times with this Code, including the execution of personal securities transactions disclosures in connection with obtaining prior clearance of securities transactions and the submission of all required reports. When a person becomes an Employee, that person shall be given a copy of the Code. Within 72 hours after being given the Code, that person shall certify that he or she has had an opportunity to ask questions, and has read and understands the Code, and

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agrees to comply with the Code. All Employees shall be given a copy of any amendment to the Code. Within three months after the amendment becomes effective, all Employees shall certify that they have received a copy of the amendment, that they have had an opportunity to ask questions, and that they understand the Amendment and agree to comply with the amendment.

       H. DISCLAIMER OF BENEFICIAL OWNERSHIP. The broad definition of Beneficial Ownership is for purposes of this Code only. It does not necessarily cover other securities or tax laws. No report required to be made under Section
V. shall be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates. Such reports may contain a statement to that effect.

       Whether an Employee's Report should include such a disclaimer is a personal matter on which PGIM will make no recommendation. A disclaimer may be important not only for securities law purposes, but also because it might be some evidence of ownership for other purposes, such as estate taxes. Accordingly, an Employee may wish to consult their own attorney on this issue.

       I. FORM OF REPORTS. All reports required to be filed under Section V. shall be prepared by Employees using the forms attached to this Code.

VII.   REPORTS TO THE FUND'S BOARD

       A. In connection with the first regular meeting of the Fund's Board for each fiscal year of the Fund, the Compliance Officer for PGIM shall furnish to the Board, and the Board shall consider, a written report that:

              i. Describes any issues arising under this Code since the last report to the Board, including, but not limited to, information about material violations of this Code and the sanctions, if any, imposed in response to the material violations; and

              ii. Certifies that PGIM has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

       B. To the extent that immaterial violations of this Code (such as late filings of required reports) may collectively indicate material problems with the implementation and enforcement of this Code, the written report shall describe any violations that are material in the aggregate.

VIII.  ADVISING NON-PGIM CLIENTS

       Employees may not render investment advice to persons other than clients of PGIM or members of the Employee's immediate family, unless the advisory relationship, including the identification of those involved and any fee arrangements, has been disclosed to and cleared with our President.

       Securities transactions relating to such advisory relationships are subject to the reporting and recordkeeping requirements of this Code, unless:

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              (a)  the Employee does not have Beneficial Ownership of such account;

              (b) the Employee providing such advice is registered as an investment adviser with the Securities and Exchange Commission; and

              (c) the Employee agrees to make available to PGIMCO on reasonable notice all account records for his or her advisory clients ("Client Account Records") relating to transactions involving Covered Securities.

       At least semi-annually PGIM's President or his delegee will review any Client Account Records relating to Covered Securities for the purpose of detecting and preventing potential and actual violations of this Code. At least annually PGIM's President will consider whether any change to the provisions of this Code relating to outside advisory relationships would be appropriate in light of the results of such reviews.

IX.    VIOLATIONS OF THIS CODE

       Violations of this Code may result in the imposition of sanctions by regulatory authorities and/or PGIM, including forfeiture of any profit from a transaction, reduction in salary, censure, suspension, or termination of employment. Employees shall promptly report any violations of this Code to the Compliance Officer.

X.     RECORD RETENTION

       A. PGIM shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the 1940 Act, and shall be available for examination by representatives of the Securities and Exchange Commission:

       1. RETENTION OF CODE. A copy of this Code and any Code that was in effect at any time within the past five years shall be preserved in an easily accessible place.

       2. RECORD OF VIOLATIONS. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

       3. COPY OF FORMS AND REPORTS. A copy of each Personal Trading Request and Authorization Form and each Initial Holdings Report, Quarterly Transaction Report, Annual Holdings Report and Conflict of Interest Report prepared and submitted by an Employee pursuant to this Code must be preserved by the Compliance Officer as appropriate, for a period of not less than five years from the end of the fiscal year in which such report is made, the first two years in an easily accessible place.

       4. LIST OF ACCESS PERSONS. A list of all persons who are, or within the past five years of business have been, required to file Personal Trading

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              Request and Authorization Forms and Initial Holdings Reports,
              Quarterly Transaction Reports, Annual Holdings Reports and Conflict of Interest Reports pursuant to this Code and a list of those persons who are or were responsible for reviewing such Forms and Reports shall be maintained in an easily accessible place.

       5. COPY OF WRITTEN ACKNOWLEDGMENTS OF RECEIPT OF THE CODE. A copy of written acknowledgements by all current Employees and all individuals who have been Employees within the last five years of the receipt of this Code and any amendments thereto shall be maintained in an easily accessible place.

       6. WRITTEN REPORTS TO THE BOARD. A copy of each written report furnished to the Board of the Fund under Section VI. of this Code shall be maintained for at least five years after the end of the Fund's fiscal year in which it is made, the first two years in an easily accessible place.

       7. RECORDS RELATING TO DECISIONS INVOLVING INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS. PGIM shall maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of securities made available in an Initial Public Offering or Limited Offering for at least five years after the end of the Fund's fiscal year in which the approval is granted.

       8. SITES OF RECORDS TO BE KEPT. All such records and/or documents required to be maintained pursuant to this Code and/or Rule 17j-1 under the 1940 Act shall be kept at the offices of PGIM.

       B. CONFIDENTIAL TREATMENT. All reports and other records required to be filed or maintained under this Code shall be treated as confidential.

XI.    INTERPRETATION OF PROVISIONS

       The management of PGIM may, from time to time, adopt such interpretations of this Code as the management deems appropriate, provided that the Board of the Fund approves any material changes to this Code affecting compliance with Rule 17j-1 of the 1940 Act in accordance with such Rule.

XII.   AMENDMENTS TO THE CODE

       Any amendment to the Code shall be effective thirty (30) calendar days after written notice of such amendment shall have been received by the Compliance Officer of PGIM, unless the Board or management of the Fund or PGIM (as appropriate) expressly determines that such amendment shall become effective on an earlier date or shall not be adopted. Any material change to this Code affecting compliance with Rule 17j-1 under the 1940 Act shall be approved by the Board of the Fund in accordance with such Rule.

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                                   APPENDIX A

                    PROCEDURES FOR THE ENFORCEMENT OF PGIM'S
                                 CODE OF ETHICS

       1. Upon the commencement of employment, each Employee of PGIM is provided with a copy of PGIM's Code. Each Employee is at that time also scheduled to discuss the Code with our Compliance Officer. The Employee is required to acknowledge their understanding of the Code's prohibitions and requirements by signing it and returning it to our Compliance Officer for retention in PGIM's files. Employees are encouraged to direct any questions that may arise concerning the Code and its prohibitions to our Compliance Officer. Each year PGIM recirculates the Code to its Employees and requires that each Employee sign and return the executed copy to our Compliance Officer.

       2. A list of all Employees is maintained and updated by our Compliance Officer.

       3. Before an Employee can place an order to effect a transaction involving a Covered Security for any account in which the Employee has a direct or indirect beneficial interest or for which the Employee exercises influence or control over investment decisions, the Employee must obtain prior approval from PGIM's Compliance Officer and subsequently memorialize the request on a standard Personal Trading Request and Authorization Form ("Authorization Form") supplied by PGIM. PGIM's Compliance Officer, when appropriate, may inquire as to the reason for the personal securities transaction and record that reason on the Authorization Form. The original or a copy of the Authorization Form will be provided to our Compliance Officer so that it can be matched at a later time with the information reported on the Employee's Quarterly Securities Transaction Report ("Quarterly Report").

       4. PGIM's Compliance Officer shall obtain a daily report from PGFD showing all transactions in Covered Funds for PGIM Employees. PGIM's Compliance officer shall review those reports promptly after receipt. If this review reflects a violative trade, appropriate disciplinary action will be taken.

       5. PGIM's Code requires all Employees to report on the Quarterly Transaction Report form any securities transaction for the prior calendar quarter for accounts in which they have or will acquire a direct or indirect beneficial interest or for accounts over which they exercise influence or control. Employees are also asked to instruct the brokerage firm through which the transaction is executed to send a duplicate confirmation to our Compliance Officer. Upon receiving a confirmation, our Compliance Officer will match the confirmation with the Authorization Form. If the confirmation on its face reveals a violative trade, appropriate disciplinary action will be taken.

       In the event that a Quarterly Transaction Report or confirmation discloses a securities transaction for which no prior written approval was obtained, our Compliance Officer will discuss the circumstances of the transaction and the reason for the failure to follow required procedures with the Employee and a written record will be made of the

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matter. A copy of that record will be attached to the Employee's Quarterly
Transaction Report, which is retained in that Employee's personal securities transactions file. Our Compliance Officer will warn Employees that violations of PGIM's Code may result in disciplinary action including reduction in salary, censure, suspension or termination of employment.

       6. On a quarterly basis each Employee's personal transactions files will be reviewed by our Compliance Officer to identify and mark day trades and situations where a personal trade in a security preceded a client trade by one or more days. Our Compliance Officer will also review the files for scalping, front-running, misuse of confidential information, or other abusive personal securities transactions.

       7. Our Compliance Officer will discuss any such questionable transactions with the Employee who effected the trade. Our Compliance Officer will make a written record of any determination indicating whether there has been a violation of law or PGIM's Code and the reasons underlying that determination. In the event that our Compliance Officer determines that there has been a securities law violation or a violation of PGIM's Code, appropriate disciplinary action will be taken and a report made to PGIM's management.

       8. These procedures, in conjunction with those procedures designed to prevent the use of material non-public information, as contained in PGIM's Policies and Procedures Concerning the Misuse of Material Non-Public Information, will be reviewed by PGIM's management on an annual basis to assess their effectiveness in preventing improper and illegal personal securities trading by PGIM Employees.

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                  PACIFIC GLOBAL INVESTMENT MANAGEMENT COMPANY

                           CODE OF ETHICS AND CONDUCT

                     AS REVISED EFFECTIVE: NOVEMBER 1, 2004

XIII.  ACKNOWLEDGMENT OF RECEIPT

       The undersigned has read, understands, and agrees to abide by the guidelines set forth in this Code.


Name:
      ---------------------------------------


Signature:                                       Date:
           ----------------------------------          -------------------------

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